Exhibit 99.1

Dennis Pence Assumes Duties as Coldwater Creek’s President and Chief Executive Officer

Sandpoint, Idaho September 14, 2009 - Coldwater Creek Inc. (NASDAQ: CWTR) announced today that co-founder and Chairman Dennis Pence has assumed the duties of President and Chief Executive Officer, effective immediately, replacing Daniel Griesemer.

“Dennis is the architect of the Coldwater Creek brand and, along with co-founder Ann Pence, the visionary behind the unique customer experience integral to our company’s success,” said Georgia Shonk Simmons, President and Chief Merchandising Officer.  “The Board believes there is no better person to ensure that Coldwater Creek capitalizes on its opportunities and drives value for our shareholders. Furthermore, we remain encouraged by the improvement in the trends in our business as consumers continue to respond favorably to our fall assortment.”

Dennis Pence, Chairman, President and Chief Executive Officer stated: “It is my firm belief that this brand, now 25 years of age, has significant opportunities for substantial growth.  The Board of Directors has asked me to return as our leader in order to accelerate the timelines for this growth, and for a return to long-term profitability, which our shareholders so rightfully expect.  I look forward to moving expeditiously and will provide further detail as to our plans for future growth in the months to come.”

Mr. Pence co-founded Coldwater Creek in 1984 as a catalog company and served as Chief Executive Officer from 1984 through December 2000 and then again from September 2002 until October 2007.  During these periods, the Company enjoyed exceptional growth and developed a national brand that now spans 355 stores and generated more than $1.0 billion in net sales in fiscal 2008.

Mr. Griesemer has resigned from his position as a director, President and Chief Executive Officer.  “I would like to thank Dan Griesemer for his many contributions,” said Mr. Pence.  “He has been an outstanding member of our team and we wish him great success in his future endeavors.”

About Coldwater Creek

Coldwater Creek is an integrated multi-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of full-line retail stores across the nation, an e-commerce Web site at http://www.coldwatercreek.com and direct-mail catalogs.

CONTACT:

Lyn Walther, Divisional Vice President, Investor Relations

Phone: 208-265-7005

Web site:  www.coldwatercreek.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our SG&A and cash projections will not be realized, due to changing business conditions, including our potential decision to invest opportunistically in our business;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of volatile energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements, and disclaim any intent or obligation to update them to reflect facts or events occurring after the date of this release.